EXHIBIT 23


       Consent of Independent Registered Public Accounting Firm


The Board of Directors
Technology Research Corporation:


We consent to incorporation by reference in the registration statements (No. 333-96975 and No. 333-110825) on Form S-8 of Technology Research Corporation of our report dated April 27, 2004, with respect to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004 annual report on Form 10-KSB of Technology Research Corporation.


/s/ KPMG LLP

Tampa, Florida
June 23, 2004